Exhibit 99.1

AspenBio Pharma Updates on AppyScore™ FDA 510(k) Filing and Data Analysis

CASTLE ROCK, CO., June 7, 2010 -- AspenBio Pharma, Inc. (Nasdaq: APPY), reported today that the Company is performing additional data analysis on its recently completed pivotal clinical trial. As a result, the submission of its 510(k) application for AppyScore with the Food and Drug Administration (“FDA”) will not occur as previously anticipated by late June 2010.  The Company has determined that additional data analysis is necessary, as there was unexplained variability in results from site to site in the initial draft of the statistical analysis report.  The continued analysis of these data and related work is AspenBio’s highest priority and, upon completion, the Company will provide additional information.

“There is significant variability among clinical sites that we must reconcile to fully understand the results,” said Steve Lundy, AspenBio Pharma's President and Chief Executive Officer.  “Our commitment is to conduct a rigorous data analysis and we will report on this analysis as soon as we are able.”

About AspenBio Pharma, Inc.
AspenBio Pharma, Inc. (NASDAQ: APPY) is developing AppyScore—a novel, rapid, blood-based diagnostic test to assist in the difficult challenge of diagnosing appendicitis. AppyScore could play an important role in reducing healthcare costs and patient exposure to harmful radiation from CT scanning. www.aspenbiopharma.com

Forward-Looking Statements
This news release includes "forward-looking statements" of AspenBio Pharma, Inc. ("APPY") as defined by the Securities and Exchange Commission ("SEC"). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that APPY believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors APPY believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APPY. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including actual clinical trial results, the ability to successfully complete the clinical trial data assessments required for FDA submission, obtain FDA approval for, cost effectively manufacture and generate revenues from the appendicitis test and other new products, execute agreements required to successfully advance the company's objectives, retain the scientific management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, fluctuations in sales volumes, obtain and enforce intellectual property rights, and realization of intangible assets. Furthermore, APPY does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this news release should be considered in conjunction with the warnings and cautionary statements contained in APPY's recent filings with the SEC.

Investor Relations:
MacDougall Biomedical Communications
Sarah Cavanaugh
781-235-3060